Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces Third Quarter Results

SYKESVILLE, MD – October 16, 2012 – Carroll Bancorp, Inc. (OTCBB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced net income of $39,000 or $0.11 per common share for the three months ended and net income of $2,000 or $0.01 per common share for the nine months ended September 30, 2012. By comparison, the Company recorded net income of $28,000 and $73,000 for the three and nine months ended September 30, 2011, respectively.

The increase in net income for the three months ending September 30, 2012 compared to September 30, 2011 was primarily due to the higher loan balances in the 2012 period as the Bank continues to leverage its balance sheet along with a reduction in the provision for loan losses and real estate owned expenses and losses. These items were partially offset by gains on sale of securities realized during the 2011 period.

“We are pleased with our progress in the third quarter and the improvement in our core earnings. The loan growth we experienced in the second and third quarters leveraged our balance sheet and has had a positive impact on our net interest income and net interest margin.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Nonperforming loans at September 30, 2012 decreased by $377,000, or 45%, to $464,000 and total nonperforming assets decreased by $771,000, or 35%, to $1.4 million compared to June 30, 2012. Compared to September 30, 2011, nonperforming loans declined slightly and nonperforming assets decreased by $678,000, or 32%. The ratio of nonperforming loans to total loans was 0.65% and 0.79%, at September 30, 2012 and 2011, respectively and the ratio of total nonperforming assets to total assets was 1.45% and 2.21%, at September 30, 2012 and 2011, respectively. In addition, past due loans greater than 30 days to total assets declined to 1.24% at September 30, 2012 compared to 1.36% at June 30, 2012 and to 1.98% at September 30, 2011. Loans 90 days or more past due are considered nonperforming loans.

“We continue to make significant progress on the workout of our nonperforming loans and assets. Our asset quality ratios reflect our diligence in resolving problem assets and we expect this will have a positive impact on our future performance.” added Mr. Grimes.

Carroll Bancorp, Inc.’s common stock trades on the OTC Bulletin Board (www.otcbb.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is now a state-chartered commercial bank with branch offices in the Eldersburg and Westminster of Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Forward-Looking Statements: The statement in this release regarding the positive impact on future performance is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such a statement is based on our current beliefs and expectations and is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statement is subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, further deterioration in general economic conditions in our market areas, the impact of new governmental regulations, and unexpected changes in interest rates, deposit flows and loan demand, as well as other risks and uncertainties, as described in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission (File No. 000-55542), and in other filings we may make. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.

Financial Highlights

(Dollars in thousands)	At September 30, 2012	At December 31, 2011	At September 30, 2011
	(unaudited)	(audited)	(unaudited)
Selected Financial Condition Data:
Total assets	$99,468	$96,262	$95,914
Total loans	71,884	64,181	62,892
Allowance for loan losses	700	594	565
Deposits	85,771	82,651	84,881
Federal Home Loan Bank advances	5,000	5,000	5,000
Total stockholders’ equity	8,554	8,499	5,920

Asset Quality Ratios:
Allowance for loan losses to total loans	0.97%	0.93%	0.90%
Nonperforming loans to total loans	0.65%	1.00%	0.79%
Nonperforming assets to total assets	1.45%	2.51%	2.21%

Capital Ratios (bank level):
Total capital to risk-weighted assets	14.75%	16.67%	12.61%
Tier 1 capital to risk weighted assets	13.54%	15.51%	11.47%
Tier 1 capital to average assets	7.95%	8.19%	6.03%

	For the Three Months Ended September 30, (unaudited)		For the Nine Months Ended September 30, (unaudited)
(Dollars in thousands, except per share data)	2012	2011	2012	2011
Selected Operating Data:
Interest and dividend income	$1,025	$972	$2,954	$2,901
Interest expense	248	294	765	935

Net interest income	777	678	2,189	1,966
Provision for loan losses	8	39	180	42

Net interest income after provision for loan losses	769	639	2,009	1,924
Noninterest income	65	144	256	291
Noninterest expense	771	746	2,271	2,121

Income (loss) before income tax expense	63	37	(6)	94
Income tax expense (benefit)	24	9	(8)	21

Net income	$39	$28	$2	$73

Earnings per share	$0.11	N/A	$0.01	N/A

Select Financial Ratios (unaudited):
Return on average assets	0.16%	0.12%	0.00%	0.10%
Return on average equity	1.81%	1.83%	0.04%	1.65%
Interest rate spread	3.34%	3.04%	3.21%	2.93%
Net interest margin	3.39%	3.06%	3.26%	2.95%
Efficiency ratio	91.58%	90.79%	92.89%	93.96%
Noninterest expense to average assets	3.12%	3.13%	3.11%	2.98%
Average interest-earning assets to average interest - bearing liabilities	104.95%	101.49%	104.02%	101.83%